Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the combined financial statements of the Lavoro Group dated March 21, 2022, in the proxy statement/prospectus (Form F-4) of Lavoro Limited dated September 29, 2022.

/s/ Ernst & Young Auditores Independentes S.S.

São Paulo, Brazil

September 29, 2022